Filed Pursuant to Rule 424(b)(5)
Registration No. 333-118956
PROSPECTUS SUPPLEMENT

Golden Star Resources Ltd. $3.60 per Common Share $75,600,000 21,000,000 Common Shares

We are offering our common shares for $3.60 per share. The price of the common shares was determined by negotiation between us and the underwriters named below.

On February 23 2007, the closing price for our common shares on the American Stock Exchange was $3.86 per share and the closing price on the Toronto Stock Exchange was Cdn$4.46 per share. Our common shares are traded on the American Stock Exchange under the symbol “GSS” and on the Toronto Stock Exchange under the symbol “GSC.” Application has been made to the Toronto Stock Exchange and the American Stock Exchange to approve the listing of the common shares. The listing of the common shares on the Toronto Stock Exchange and the American Stock Exchange is subject to our fulfillment of all of the listing requirements of the Toronto Stock Exchange and the American Stock Exchange, respectively.

Unless otherwise indicated, all references to “$” or “dollars” in this prospectus supplement refer to United States dollars. References to “Cdn$” in this prospectus supplement refer to Canadian dollars.

Investing in the common shares involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities, or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Price: $3.60 per Common Share

			Net Proceeds to
	Price to the Public	Underwriters’ Fee	Golden Star(1)

Per Common Share	$3.60	$0.162	$3.438
Total(2)	$75,600,000	$3,402,000	$72,198,000

Notes:

(1)	Before deducting expenses of this offering, estimated to be $750,000, which will be paid from the proceeds of the sale of the common shares.

(2)	We have granted to the Canadian underwriters (as described below) an option, which we refer to as the over-allotment option, to purchase up to 3,150,000 additional common shares at $3.60 per common share. The over-allotment option will be exercisable, in whole or in part, for a period of 30 days following the closing of the offering. If the over-allotment option is exercised in full, the total Price to the Public, Underwriters’ Fee and Net Proceeds to us will be $86,940,000, $3,912,300 and $83,027,700, respectively. See “Plan of Distribution.”

The common shares are being offered in the United States on a best efforts basis, with no minimum number or dollar amount requirement, by BMO Capital Markets Corp., Wellington West Capital Markets (USA) Inc., Canaccord Adams Inc. and Griffiths McBurney Corp., to whom we refer as the U.S. agents, and in Canada on a firm commitment basis by BMO Capital Markets Corp., Wellington West Capital Markets Inc., Canaccord Capital Corporation and GMP Securities L.P., to whom we refer as the Canadian underwriters. Any common shares sold by the U.S. agents will reduce the amount of the Canadian underwriters’ commitment. We refer to the Canadian underwriters and the U.S. agents, collectively, as the underwriters.

The U.S. agents and Canadian underwriters expect to deliver the common shares to purchasers on March 1, 2007.

BMO Capital Markets
Wellington West Capital Markets
Canaccord Adams Inc.          Griffiths McBurney Corp.

The date of this prospectus supplement is February 26, 2007.

Prospectus Supplement

Prospectus

You should rely only on information contained or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus supplement and the related prospectus. Information on any websites maintained by us does not constitute a part of this prospectus supplement or the related prospectus.

We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus supplement and the related prospectus have been filed with the Securities and Exchange Commission, which we refer to as the SEC, pursuant to a registration statement on Form S-3, which we refer to as the registration statement. We have also filed a short form prospectus, which we refer to as the Canadian prospectus, with the securities regulatory authorities in each of the provinces of Canada other than Quebec. Under the Canadian prospectus, the securities registered under the registration statement may be offered and sold in each of the provinces of Canada other than Quebec, subject to any applicable securities laws.

Our financial statements are prepared in accordance with generally accepted accounting principles (GAAP) in Canada, which we refer to as Canadian GAAP. We provide certain information reconciling our financial information with GAAP in the United States, which we refer to as U.S. GAAP.

CURRENCY AND EXCHANGE RATE INFORMATION

We report in United States dollars. Accordingly, all references to “$,” “U.S.$” or “dollars” in this prospectus supplement refer to United States dollars unless otherwise indicated. References to “Cdn$” or “Canadian dollars” are used to indicate Canadian dollar values.

The noon rate of exchange on February 23, 2007 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $0.8632 and the conversion of United States dollars was $1.00 equals Cdn$1.1585.

NON-GAAP FINANCIAL MEASURES

In this prospectus, or in the documents incorporated herein by reference, we use the terms “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in Regulation S-K Item 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in Canada and the United States. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors, including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2005 and Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 for an explanation of these measures.

2006 AUDITED FINANCIAL INFORMATION NOT AVAILABLE

We are in the process of preparing our financial statements for the year ended December 31, 2006, but have not yet completed this process. Certain financial information in this prospectus supplement, including information related to our fourth quarter and full-year 2006 gold sales and average cash operating costs, is based on unaudited information. It is possible that the financial statements and other disclosures in our Annual Report on Form 10-K for the year ended December 31, 2006 will have additional or different information from that which is available to us at this time.

Please see “Risk Factors — Risks Relating to this Offering — The financial statement information in this prospectus supplement will be superseded shortly following this offering.”

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SUMMARY

You should read the following summary and the more detailed information about us and the common shares provided in this prospectus supplement, in the related prospectus and in documents incorporated by reference, including the sections of those documents captioned “Risk Factors” and our consolidated financial statements and notes thereto. References to “we,” “our” and “us” mean Golden Star Resources Ltd., its predecessors and consolidated subsidiaries, or any one or more of them, as the context requires.

Our Business

We are an international gold mining and exploration company producing gold in Ghana, West Africa. We also conduct gold exploration in West Africa and in South America. Through our subsidiaries we own controlling interests in four significant gold properties in southern Ghana:

•	We own 90% of and operate the Bogoso/Prestea gold mining and processing operation. We are completing the commissioning of our new processing facility that uses a proprietary BIOX® bio-oxidation technology to treat refractory sulfide ore. The new plant is currently processing ore and is expected to begin production in April 2007; the existing carbon-in-leach plant will continue to treat oxide and non-refractory oxide ores.

•	We own 90% of and operate the Wassa open-pit gold mine and carbon-in-leach processing plant, located approximately 35 kilometers east of Bogoso/Prestea. The design capacity of the carbon-in-leach processing plant at Wassa is nominally between 3.5 million and 4.0 million tonnes per annum depending on the ratio of hard and soft ore.

•	We own 81% of the Prestea Underground exploration property, a currently inactive underground gold mine and associated support facilities located on the Prestea property. We have spent approximately $5.0 million in the last two years on exploration and technical studies to determine if the underground mine can be reactivated, and expect to complete a feasibility study for the development and mining of the Prestea Underground in late 2007.

•	We own the Hwini-Butre and Benso exploration properties (referred to in this prospectus supplement as the “HBB properties”) in southwest Ghana. We spent approximately $4.5 million in exploration activities on the HBB properties in 2006 and expect to spend an additional $4.0 million in 2007. We are preparing a feasibility study for the development and mining of the HBB properties for processing at Wassa and we anticipate that the feasibility study will be completed and filed with the Canadian securities regulatory authorities in mid 2007.

We also hold gold exploration properties in Sierra Leone, Ghana, Côte d’Ivoire, Niger, Burkina Faso, Suriname and French Guiana. We hold indirect interests in gold exploration properties in Peru, Argentina, and Chile through a 14% interest in the common shares of Minera IRL Limited, a privately held gold exploration company. We have entered into a joint venture with a subsidiary of Newmont Mining Corporation pursuant to which Newmont may earn up to a 51% interest in the Saramacca property in Suriname.

Please see “The Company” in this prospectus supplement for additional information about our operations.

Our principal executive offices are located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127-4247, and our telephone number is (303) 830-9000. Our registered office is located at 66 Wellington St. W., Suite 3700, P.O. Box 20, Toronto Dominion Bank Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1N6.

Recent Developments

2006 and Fourth Quarter Operating Results

The gold production and average cash operating costs for Bogoso/Prestea and Wassa for the fourth quarter and full year 2006 are set forth below. Our 2006 average realized gold price was $607 per ounce.

Unaudited Gold Sales and Average Cash Operating Costs

	Fourth Quarter		Full Year 2006
		Average Cash		Average Cash
Mine	Gold Sales	Operating Cost(1)	Gold Sales	Operating Cost(1)
	(Ounces)	($ per ounce)	(Ounces)	($ per ounce)

Bogoso/Prestea(2)	25,054	290	103,793	371
Wassa	28,352	464	97,614	474
Total	53,406	382	201,407	421

(1)	See “Non-GAAP Financial Measures.”

(2)	Amounts shown exclude fourth quarter sales of 2,169 ounces produced during commissioning activities at the Bogoso sulfide expansion project.

Updated Mineral Reserves

The following table sets out our proven and probable mineral reserves as at December 31, 2006. The mineral reserves have been prepared in accordance with Canada’s National Instrument 43-101 — Standards of Disclosure for Mineral Projects. Mineral reserves are equivalent to proven and probable reserves as defined by the United States Securities and Exchange Commission Industry Guide 7. Reserves were estimated using a gold price of $480 per ounce, which is approximately equal to the three year average price.

Proven and Probable Mineral Reserves as at December 31, 2006(1)

	Proven			Probable			Total
		Gold	Contained		Gold	Contained		Gold	Contained
Property	Tonnes	Grade	Ounces(2)	Tonnes	Grade	Ounces(2)	Tonnes	Grade	Ounces(2)
	(Millions)	(g/t)	(Millions)	(Millions)	(g/t)	(Millions)	(Millions)	(g/t)	(Millions)

Bogoso/Prestea(3)
Non-refractory	0.9	2.30	0.07	6.9	2.59	0.57	7.8	2.56	0.64
Refractory	14.5	2.95	1.38	19.3	2.65	1.64	33.8	2.78	3.02
Total(4)	15.5	2.91	1.45	26.2	2.64	2.22	41.6	2.74	3.67
Wassa
Non-refractory	0.5	1.08	0.02	13.0	1.11	0.46	13.6	1.11	0.48
Total(4)	0.5	1.08	0.02	13.0	1.11	0.46	13.6	1.11	0.48
Total Reserves(4)
Non-refractory	1.5	1.85	0.09	19.9	1.62	1.04	21.4	1.64	1.13
Refractory	14.5	2.95	1.38	19.3	2.65	1.64	33.8	2.78	3.02
Total	16.0	2.85	1.47	39.2	2.13	2.68	55.2	2.34	4.15

(1)	The mineral reserves are shown on a 100% basis.

(2)	Amounts are shown as contained metals in ore and do not reflect losses in metallurgical recovery. Metallurgical recoveries are expected to range from 80% to 92% for non-refractory ores and from 70% to 90% for refractory ores.

(3)	Amounts shown include reserves for the Pampe and Mampon properties.

(4)	Certain total amounts shown reflect the effects of rounding.

Operational Matters

2007 Production.  We expect 2007 gold production and sales from Bogoso/Prestea to total approximately 280,000 ounces at an average cash operating cost of approximately $380 per ounce. We expect that Wassa will produce and sell approximately 110,000 ounces in 2007 at an average cash operating cost of approximately $410 per ounce. At both operations, we expect quarterly production to increase and quarterly average cash operating costs to decrease throughout the year.

Power.  Since August 2006, the Government of Ghana has rationed power to large industrial users, including our Bogoso/Prestea and Wassa operations, due in part to the effects of low rainfall on hydroelectric power. Under the current rationing program, we expect to receive 90% of our power requirements, including requirements for full operation of the new BIOX® processing facility. As a result of the power rationing, we, together with Newmont Mining Corporation, Gold Fields Limited and Anglogold Ashanti Limited, have agreed to acquire a nominal 100 megawatt power station, which is expected to be operational by mid-year 2007. Our 25% share of the power station, at an estimated cost to us of $10 million, should be sufficient to provide up to 50% of our total power requirements and, combined with our diesel generators and power availability from the national grid, should provide power in excess of our requirements. If there is inadequate rainfall in 2007, we may be adversely affected by further rationing, which could increase our anticipated cash operating costs.

Illegal Mining.  Illegal mining on our concessions has for several years restricted our access to and the orderly exploration and development of portions of our properties. In late 2006, the Government of Ghana removed illegal miners from mineral concessions in Ghana, including our Bogoso/Prestea, Wassa and HBB properties.

Sale of Shares of EURO Ressources

During December 2006, we sold approximately 18 million common shares of our former subsidiary, EURO Ressources S.A., in a series of public and private transactions for net proceeds of approximately $30.0 million. In 2007, we have sold approximately 1.7 million additional shares, for net proceeds of approximately $2.8 million. Following these transactions, we own approximately 1.3 million shares, or 2%, of EURO Ressources’ outstanding equity and expect to continue to sell our remaining shares in 2007.

Restatement of Annual and Quarterly Financial Statements

On February 22, 2007, we determined that the U.S. GAAP reconciliation footnote to our consolidated financial statements for (i) the years ended December 31, 2003, 2004 and 2005 and (ii) the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and the corresponding periods in 2005, should be restated to correct the accounting for our warrants to purchase common shares that have an exercise price denominated in Canadian dollars. The restated financial statements are included in an amended Annual Report on Form 10-K for the year ended December 31, 2005, and amended Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, each of which was filed with the SEC on February 26, 2007. No restatement of our financial results reported in accordance with Canadian GAAP was required.

We prepare our financial statements in accordance with Canadian GAAP, and our functional currency is U.S. dollars. We have outstanding warrants with an exercise price denominated in Canadian dollars. Under Canadian GAAP, warrants to purchase common shares are accounted for as a component of shareholders’ equity. Based on recent interpretations regarding Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, U.S. GAAP requires issuers that have warrants with an exercise price denominated in a currency other than the issuer’s functional currency to treat the fair value of the warrants as a liability and to mark to market those warrants on a current basis, with the resulting gains or losses being included in the statement of operations under U.S. GAAP. The restated financial statements apply this interpretation of U.S. GAAP to our Canadian dollar-denominated warrants.

The effect of the restatement is to make the changes in our reported U.S. GAAP earnings as shown below. The changes in earnings are non-cash items that do not impact our consolidated statements of cash flows under U.S. GAAP. All amounts are in U.S.$ millions.

	As Originally
	Reported	As Restated
	(income/(loss))

Year Ended
December 31, 2005	(28.9)	(24.5)
December 31, 2004	(9.1)	47.7
December 31, 2003	13.4	(58.6)

Quarter Ended
September 30, 2006	1.6	4.1
June 30, 2006	10.0	10.5
March 31, 2006	17.8	17.1

September 30, 2005	(12.2)	(14.5)
June 30, 2005	(3.5)	(4.5)
March 31, 2005	(10.3)	(4.9)

Growth Strategy

Our overall objective since 1999 has been to grow our business to become a mid-tier gold producer with an annualized production rate of approximately 500,000 ounces. We anticipate reaching this production rate during fourth quarter 2007 once the Bogoso sulfide expansion project has achieved full production. We continue to evaluate potential acquisition and merger opportunities that could further increase our annual gold production, however we presently have no agreement or understanding with respect to any specific potential transaction.

We also conduct gold exploration in West Africa and South America, investing approximately $15.3 million in total on such activities during 2006. The majority of our 2006 exploration spending was focused on our new HBB Properties south of Wassa, on expanding mineral reserves around our existing mines and on the Prestea Underground. We actively conducted regional reconnaissance projects in south Ghana and Côte d’Ivoire and drilled more advanced targets in Ghana, Niger and Burkina Faso.

The Offering

Securities offered.	21,000,000 common shares.

Issue price	$3.60 per share.

Common shares outstanding before this offering	207,938,661 common shares(1)

Common shares outstanding after this offering	228,938,661 common shares. If the over-allotment option were exercised in full, 232,088,661 common shares would be outstanding after the offering.

Risk factors	An investment in the common shares involves a high degree of risk. You should not consider this offer if you cannot afford to lose your entire investment. Please refer to “Risk Factors” beginning on page S-8 of this prospectus supplement for factors you should consider.

Use of proceeds	The proceeds of this offering, net of the underwriters’ fee and before expenses, are estimated to be approximately $72.2 million based on an offering price of $3.60 per share, assuming no exercise of the over-allotment option, and will be used to purchase an interest in a power station in Ghana, completion and start-up of the Bogoso sulfide expansion project, the feasibility study for and additional work on the HBB properties and for general corporate purposes including working capital.

Trading symbols and listing	Our common shares are traded on the American Stock Exchange under the symbol “GSS” and on the Toronto Stock Exchange under the symbol “GSC.” Application has been made to the American Stock Exchange and the Toronto Stock Exchange to approve listing of the common shares. The listing of the common shares on the American Stock Exchange and the Toronto Stock Exchange is subject to fulfillment of all of the listing requirements of the American Stock Exchange and Toronto Stock Exchange, respectively.

(1)	Common shares outstanding at February 16, 2007. Amount excludes (i) 3,240,000 common shares issuable upon exercise of currently outstanding warrants at an exercise price of Cdn$4.17 per share; (ii) 7,086,784 common shares issuable upon exercise of currently outstanding options at exercise prices ranging from Cdn$1.02 to Cdn$9.07 per share; (iii) 11,111,111 common shares issuable upon conversion of our senior convertible notes at a conversion price of $4.50 per share; and (iv) an additional 5,115,968 common shares available for issuance under our stock option plans.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the related prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus supplement. These statements include comments regarding: the completion, commissioning and commencement of production with respect to the Bogoso sulfide expansion project, related permitting and capital costs, production estimates and costs, anticipated commencement dates of mining or production operations, operating efficiencies, timing and results of feasibility studies, potential mine life, operating costs, capital expenditures, exploration activities and expenditures, the acquisition and operation of the power station, and equipment replacement.

The following, in addition to the factors described under “Risk Factors” in this prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	significant increases or decreases in gold prices;

•	failure to develop mineral reserves on the HBB properties or failure to expand mineral reserves around our existing mines;

•	unexpected events during the construction and start-up of the Bogoso sulfide expansion project;

•	unexpected changes in business and economic conditions;

•	changes in interest and currency exchange rates;

•	timing and amount of gold production;

•	unanticipated variations in ore grade, tonnes mined and crushed or milled;

•	unanticipated recovery or production problems;

•	effects of illegal mining on our properties;

•	changes in mining and processing costs, including changes to costs of raw materials, supplies, services and personnel;

•	changes in metallurgy and processing;

•	availability of skilled personnel, materials, equipment, supplies, power and water;

•	changes in project parameters or mine plans;

•	costs and timing of development of new reserves;

•	weather, including continuing drought in West Africa;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	acquisitions and joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	changes in regulations affecting our operations, particularly in Ghana, where our principal producing properties are located;

•	local and community impacts and issues;

•	availability and cost of replacing reserves;

•	timing of receipt and maintenance of government approvals and permits;

•	accidents, labor disputes and other operational hazards;

•	environmental costs and risks;

•	unanticipated title issues;

•	competitive factors, including competition for property acquisitions;

•	possible litigation; and

•	availability of capital at reasonable rates or at all.

These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional factors elsewhere in this prospectus supplement, the related prospectus and in any documents incorporated by reference into this prospectus supplement and the related prospectus. Subject to the requirements of applicable laws, we undertake no obligation to update forward-looking statements.

RISK FACTORS

An investment in the common shares involves a high degree of risk. You should consider carefully the following discussion of risks, in addition to the other information included or incorporated by reference in this prospectus supplement before purchasing any of the common shares. In addition to historical information, the information in this prospectus supplement and the related prospectus contains “forward-looking” statements about our future business and performance. See “Forward-Looking Statements.” Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus supplement. The risks below address the material factors that may affect our future operating results and financial performance.

Financial Risks

A substantial or prolonged decline in gold prices would have a material adverse effect on us.

The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be, significantly adversely affected by a substantial or prolonged decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Bogoso/Prestea and Wassa if the operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•	cause us to be unable to fulfill our obligations under agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	cause us to be unable to fulfill our debt payment obligations;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted reserves are not replaced.

Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or could interrupt operations until a reassessment could be completed. Mineral reserve estimations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We may incur substantial losses in the future that could make financing our operations and business strategy more difficult.

We experienced a net loss of $13.5 million in 2005 and have experienced net losses in other prior fiscal years. Numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs (including increased commodity prices), and impairment write-offs of mine property and/or exploration property costs, could cause us to be unprofitable in the future. Future operating losses could make financing our operations and our business strategy, including pursuit of the growth opportunities anticipated at the HBB properties, or raising additional capital, difficult or impossible and could materially and adversely affect our operating results and financial condition.

Our obligations could strain our financial position and impede our business strategy.

We had total consolidated debt and liabilities as of September 30, 2006 of $165.4 million, including $24.5 million in equipment financing loans, $48.2 million in senior convertible notes maturing on April 15,

2009, $31.9 million of current trade payables, accrued current and other liabilities, $42.2 million of future taxes, $1.0 million of derivative liabilities and a $17.6 million accrual for environmental rehabilitation liabilities. We expect that our indebtedness and other liabilities will increase as a result of our corporate development activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, exploration costs and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Our estimates of mineral reserves and non-reserves could be inaccurate, which could cause production and costs to differ from estimates.

There are numerous uncertainties inherent in estimating proven and probable mineral reserves and non-reserves measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably.

Fluctuation in gold prices, results of drilling, metallurgical testing, production, and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimates. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. For example, approximately 34% of the reduction in Wassa’s mineral reserves at year-end 2006 resulted from changes in the resource model at Wassa based on our mining experience. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.

We currently have only two sources of operational cash flows, which will likely be insufficient by themselves to fund our continuing exploration and development activities.

While we have received significant infusions of cash from sales of our equity and debt, and in 2006 from the sale of shares of EURO Ressources S.A. and Moto Goldmines Limited, our only current significant internal sources of funds are operational cash flows from Bogoso/Prestea and Wassa. The anticipated continuing exploration and development of our properties are expected to require significant expenditures over the next several years, which should increase as we focus on development of the HBB properties. We expect that these expenditures will exceed free cash flows generated by Bogoso/Prestea and Wassa during 2007 and possibly in later years and therefore we expect to require additional external debt or equity financing in the future. In the future, we may not be able to obtain adequate financing on acceptable terms, which could cause us to delay or indefinitely postpone further exploration and development of our properties. As a result, we could lose our interest in, or could be forced to sell, some of our properties.

We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We convert our United States funds to foreign currencies as certain payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these foreign currencies, and these fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/Prestea and Wassa is based on the Ghanaian currency, the Cedi. We are required to convert into Cedis only 20% of the foreign exchange proceeds that we receive from selling gold, but the Government of Ghana could require us to convert a higher percentage of gold sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in South African Rand and Euros, and receivables collectible in Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase due to changes in the value of the United States dollar or the Cedi, Euros, the South African Rand or other currencies, such as the recent cost increase due to the decrease in the value of the United States dollar relative to other currencies. Consequently, operation and development of our properties might be more costly than we anticipate.

In the past, we have purchased South African Rand and Euro forward contracts to hedge the expected purchase of capital assets in South Africa and Europe in connection with the Bogoso sulfide expansion project. We may engage in additional currency hedges in the future in connection with other projects. Implementation of a currency hedging program may not adequately protect us from the effects of fluctuation in currency exchange rates.

Gold hedging could be unsuccessful and result in losses.

We purchased put options (“puts”) and sold call options (“calls”) from time to time during the construction phase of the new processing plant at Bogoso in Ghana. Puts give us the right but not the obligation to sell gold in the future at a fixed price. Calls are contractual commitments which require us to sell gold at a fixed price on specified future dates. If the spot market gold price exceeds the call option price on the specified sale date we would receive the call price rather than the higher spot market price for the gold ounces covered by the call option. Of our expected 2007 production, approximately 1.5% is subject to calls at $525 per ounce, and approximately 10% is protected by puts at a floor price of $404 per ounce.

We continue to review whether or not, in light of the potential for gold prices to fall, it would be appropriate to establish a more general hedging program. To date, we have decided not to implement a more general hedging program on gold production from our own properties.

Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.

We plan to continue to pursue the acquisition of producing, development and advanced stage exploration properties and companies. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention from our existing business and may be unsuccessful. Success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with our operations. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material orebody may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.

We are subject to litigation risks.

All industries, including the mining industry, are subject to legal claims, with and without merit. We are involved in various routine legal proceedings, which include labor matters such as unfair termination claims, supplier matters and property issues incidental to our business. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our financial position and results of operations.

Operational Risks

The technology and cost of production with respect to refractory materials at Bogoso/Prestea remain subject to a number of uncertainties.

We will begin to process our refractory ore from Bogoso/Prestea at our new bio-oxidation or BIOX® plant in 2007. Our projections for 2007 include assumptions that (i) the BIOX® plant will be operational on April 1, 2007, (ii) the processing technology will achieve certain anticipated efficiencies and (iii) production will increase and cash operating costs will decrease at certain rates throughout 2007. We have experienced delays in the past in building and commissioning this plant for operations, and the plant utilizes a technology that has not been commercially utilized under our circumstances, including on the Bogoso/Prestea refractory sulfide ore. There can be no assurance that our assumptions regarding anticipated efficiencies and timing will be realized. If we experience delays in start-up or other problems with the technology, our production and cost estimates for 2007 and thereafter may not be achieved.

We are subject to a number of operational hazards that can delay production or result in liability to us.

Our activities are subject to a number of risks and hazards including:

•	difficulty in applying technology such as bio-oxidation processing;

•	power shortages;

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	unusual or unexpected geological or operating conditions;

•	cave-ins of underground workings;

•	slope failures and failure of pit walls or dams;

•	fire;

•	marine and transit damage and/or loss;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods, droughts and earthquakes.

These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We could incur liabilities as a result of pollution and other casualties. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws, regulations and permitting requirements that can delay production and adversely affect operating and development costs.

Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.

A significant portion of our Dunkwa property and portions of our Wassa property, as well as some of our exploration properties in Ghana, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or uneconomic to comply.

Mining and processing gold from the south end of the Prestea property and from the Pampe and Mampon properties and other activities will require mining and other permits from the Government of Ghana. These permits may not be issued on a timely basis or at all, and such permits, when issued, may be subject to requirements or conditions with which it is burdensome or uneconomic to comply. Such permitting issues could adversely affect our projected production commencement dates, production amounts and costs.

Due to an increased level of non-governmental organization activity targeting the mining industry in Ghana, the potential for the Government of Ghana to delay the issuance of permits or impose new requirements or conditions upon mining operations in Ghana may be increased. Any changes in the Government of Ghana’s policies may be costly to comply with and may delay mining operations. The exact nature of other environmental control problems, if any, which we may encounter in the future cannot be predicted, primarily because of the changing character of environmental requirements that may be enacted within various jurisdictions. To the extent that we are subject to any such changes, they may have a material adverse effect on our operations.

As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.

Mine development projects, including our recent development at Wassa and expansion at Bogoso/Prestea, and the potential development of the HBB properties, if mineral reserves are established, typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies and environmental assessments, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	mining rate, dilution and recovery

•	anticipated metallurgical and throughput recovery rates;

•	environmental considerations and permitting;

•	future gold prices; and

•	anticipated capital and operating costs.

Our overall objective since 1999 has been to grow our business to become a mid-tier gold producer with an annualized production rate of approximately 500,000 ounces. We anticipate reaching this production rate during the fourth quarter of 2007, when we expect the Bogoso sulfide expansion project to operate at full capacity. We continue to evaluate potential acquisition and merger opportunities that could further increase our annual gold production, however we presently have no agreement or understanding with respect to any specific potential transaction.

We also conduct gold exploration in West Africa and South America investing approximately $15.3 million in total on such activities during 2006. The majority of our 2006 exploration spending has been focused on our new HBB properties south of Wassa, on expanding mineral reserves around our existing mines and on the Prestea Underground. We also actively conducted regional reconnaissance projects in south Ghana and Côte d’Ivoire and drilled more advanced targets in Ghana, Niger and Burkina Faso.

Our mine development projects could have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable mineral reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses and might not prove to be accurate.

The management of mine development projects and start up of new operations are complex, and we do not have a history of simultaneously managing ongoing operations, the start-up of a new operation and a significant development project. Completion of development and the commencement of production may be subject to delays, as occurred at Wassa and in connection with the Bogoso sulfide expansion project. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs and shipping incidents and losses;

•	significant increases in the cost of diesel fuel, cyanide or other major components of operating costs;

•	government regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.

Adverse effects on the operations or further development of a project could also adversely affect our business, financial condition, results of operations and cash flow. Because of these uncertainties, and others identified in these “Risk Factors,” our production estimates at Bogoso/Prestea and Wassa may not be achieved.

We need to continually discover, develop or acquire additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.

Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand our mineral reserves as our mines produce gold. We estimate that once the new BIOX® plant comes on line, Bogoso/Prestea has about ten years of remaining mine life and Wassa has about three and one-half years of remaining mine life based on current mineral reserves, but our estimates may not be correct. In addition, mine life would be shortened if we expand production. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Gold exploration, including the exploration of the Prestea Underground, the HBB properties and other projects, involves a high degree of risk. Exploration projects are frequently unsuccessful. Few prospects that are explored are ultimately developed into producing mines. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is determined in part on the following factors:

•	the identification of potential gold mineralization based on superficial analysis;

•	availability of prospective land;

•	availability of government-granted exploration and exploitation permits;

•	the quality of our management and our geological and technical expertise; and

•	the funding available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves and the development of mines.

We face competition from other mining companies in connection with the acquisition of properties.

We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our future revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties could be challenged.

We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/Prestea, Wassa, and Prestea Underground properties and own the exploration concessions that comprise the HBB properties. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained a secure claim to individual mineral properties or mining concessions could be severely constrained. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.

We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our management team, the loss of these persons or our inability to attract and retain additional highly skilled employees could adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations.

The period of weak gold prices prior to 2002 resulted in depletion of the number of trained and experienced professionals and managers in our industry. Higher gold prices have resulted in an increased demand for these people, and it could therefore be more difficult to attract or retain such experienced professionals and managers without significantly increasing the cost to us.

Our insurance coverage could be insufficient.

Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	marine transit and shipping damage and/or losses;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.

Such occurrences could result in:

•	damage to mineral properties or production facilities;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining, processing and development;

•	monetary losses; and

•	possible legal liability.

Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Governmental and Regulatory Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.

We are a holding company that conducts operations through foreign (principally Ghanaian) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently, or to repay our convertible notes or other debt. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on available credit and our valuation and stock price.

We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.

Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing;

•	production;

•	taxes;

•	disposal of process water or waste rock;

•	toxic substances;

•	development and permitting;

•	exports and imports;

•	labor standards;

•	mine and occupational health and safety;

•	environmental protections; and

•	mine closure plans.

Compliance with these regulations increases the costs of the following:

•	planning;

•	designing;

•	drilling;

•	operating;

•	developing;

•	constructing; and

•	closure and reclamation.

We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Due to the substantial increase in mining development in Ghana in recent years, the Government of Ghana has been reviewing the adequacy of reclamation bonds and guarantees throughout the country and in some cases has requested higher levels of bonding than previously had been required. Our bonds may be increased. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

Government regulations limit the proceeds from gold sales that could be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us, as Bogoso/Prestea and Wassa are currently our only sources of internally generated operating cash flows.

The Government of Ghana has the right to increase its ownership and control of certain subsidiaries.

In accordance with the Minerals and Mining Act, 2006 (Act 703), the Government of Ghana has a 10% free carried interest in the mineral operations of mining companies. The carried interest comes into existence at the time the government issues a mining license. As such, the Government of Ghana currently has a 10% carried interest in our subsidiaries that own the Bogoso Prestea mine, the Wassa mine and a 19% carried interest in the Prestea Underground property in Ghana, and would have a 10% carried interest in the HBB properties if mining permits were issued.

Under the new mining law, the Government has the right to acquire a special share or “golden share” in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree, and a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries.

The Government of Ghana may seek to exercise one or more of these rights, which could reduce our equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/Prestea or Wassa, reducing amounts available to us for reinvestment and adversely affecting our ability to take certain actions.

We are subject to risks relating to exploration, development and operations in foreign countries.

Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects, we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.

In addition, our assets and operations are affected by various political and economic uncertainties, including:

•	the risks of war, civil unrest, terrorism, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal mining occurs on our properties, is difficult to control, can disrupt our business and can expose us to liability.

From time to time we have experienced significant illegal mining activity on our mining and exploration properties. The Ghana Ministry of National Security initiated a country-wide operation in late 2006 to remove illegal miners from legal mineral concessions in Ghana, including those at our properties. While this action was successful in removing the illegal miners from our leases, there can be no assurance that illegal mining will not resume.

In addition to the impact on our mineral reserve and non reserves, the presence of illegal miners can lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible. Illegal miners may work on other of our properties from time to time, and they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.

Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

We are required to annually test our internal control over financial reporting to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal control over financial reporting. For the year ended December 31, 2005, management identified material weaknesses in our internal control over financial reporting relating to not maintaining appropriate documentation to support use of hedge accounting in our then subsidiary, EURO Ressources S.A. and the U.S. GAAP accounting for warrants denominated in Canadian dollars. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price.

Market Risks

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Securities of small-capitalization companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;

•	the size of the public float in our common shares may limit the ability of some institutions to invest in our securities; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange and the Toronto Stock Exchange, further reducing market liquidity.

As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Investors could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

Golden Star is a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. It might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of Canadian or U.S. securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon our directors and experts. Execution by United States courts of any judgment obtained against us or, any of the directors, executive officers or experts named in this prospectus supplement in the United States courts would be limited to our assets or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

There may be certain tax risks associated with investments in Golden Star.

Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. Although we believe that we will not be a PFIC for 2007 and do not expect to become a PFIC in the future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we would not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes of common shares at a gain, or who received a so-called “excess distribution” on the common shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution if the shareholder owned those shares during a year in which we were a PFIC. In addition, if we are a PFIC, special adverse rules will apply with respect to any “lower-tier PFIC.”

The existence of outstanding rights to purchase or acquire common shares could impair our ability to raise capital.

As of February 16, 2007 approximately 10.3 million common shares are issuable on exercise of warrants, options to purchase common shares at prices ranging from Cdn$1.02 to Cdn$9.07. In addition, 11.1 million common shares are currently issuable upon conversion of our senior convertible notes issued in April 2005. During the life of the warrants, options, notes and other rights, the holders are given an opportunity to profit from a rise in the market price of common shares, with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of our common shares. The holders of the warrants, options, notes and other rights can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

Risks Relating to This Offering

The financial statement information in this prospectus supplement will be superseded shortly following this offering.

The most recent financial statements included or incorporated by reference in this prospectus supplement are as of, and for the nine months ended, September 30, 2006. We are in the process of preparing financial statements for the year ended December 31, 2006, but have not yet completed that process. Our report on Form 10-K, which will include comprehensive information about us, as well as audited financial statements, as of and for the year ended December 31, 2006, is required to be filed with the Securities and Exchange Commission no later than March 16, 2007. The process of preparing a comprehensive disclosure document requires us, along with our independent accountants, to assess critically many aspects of our financial and operational performance. It is possible that the financial statements and other disclosures in the Form 10-K will have additional or different information from that which is available to us at this time and that is included or incorporated by reference into this prospectus supplement, and that this information may be materially less favorable. If this information is perceived as being less favorable than that currently available to financial markets, it could lead our stock price to decrease to a level below the price at which shares are being sold in this offering.

You are subject to potential future dilution by the exercise of options and warrants and conversion of convertible notes.

As of February 16, 2007, we had 207,938,661 shares outstanding. As of that date, 11,111,111 common shares were issuable upon conversion of our senior convertible notes at a conversion price of $4.50 per share, there were options outstanding to purchase up to 7,086,784 common shares at exercise prices ranging from Cdn$1.02 to Cdn$9.07 per share and warrants outstanding to purchase 3,240,000 common shares at an exercise price of Cdn$4.17. In addition, 5,115,968 additional common shares are available for issuance under our stock option plans. If currently outstanding options or warrants to purchase our common shares are exercised, or additional stock options were granted and shares issued, your investment would be further diluted.

THE COMPANY

Golden Star Resources Ltd. was established under the Canada Business Corporations Act on May 15, 1992 as a result of the amalgamation of South American Goldfields Inc., a corporation incorporated under the federal laws of Canada, and Golden Star Resources Ltd., a corporation originally incorporated under the Business Corporations Act (Alberta) on March 7, 1984 as Southern Star Resources Ltd. We are a reporting issuer or the equivalent in all provinces of Canada and the United States and file disclosure documents with the securities regulatory authorities in each of the provinces of Canada and the SEC in the United States.

Our principal office is located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127, and our registered office is located at 66 Wellington St. W., Suite 3700, P.O. Box 20, Toronto Dominion Bank Tower, Toronto Dominion Centre, Toronto, Ontario M5K 1N6. Golden Star’s fiscal year ends on December 31.

General

We are an international gold mining and exploration company, focused primarily on mining, mine development and gold exploration in Ghana, West Africa. Through our subsidiaries, we own controlling interests in four significant gold properties in southern Ghana.

Bogoso/Prestea

We own 90% of and operate the Bogoso/Prestea gold mining and processing operation, which consists of the adjoining Bogoso and Prestea properties located along the Ashanti Trend in southwestern Ghana. We hold the property under mining leases granted by the Government of Ghana, terminating from 2017 to 2031. Bogoso/Prestea consists of several open pit mines and a nominal 1.5 million tonnes per year mill and carbon-in-leach processing facility for processing non-refractory ores. We are in the process of completing and commissioning a nominal 3.5 million tonnes per year processing facility that uses a proprietary BIOX® bio-oxidation technology to treat refractory sulfide ore. We have stockpiled over one million tonnes of refractory ore, and the new plant is currently processing ore. We expect to complete commissioning of the BIOX® circuit in March 2007, with operations expected to commence in April 2007 and throughput and metallurgical recoveries increasing over the remainder of 2007. The new plant, together with the existing carbon-in-leach processing facility (which will continue to treat oxide and non-refractory oxide ores), are expected to be capable of processing a combined 5.0 million tonnes of ore annually.

The Government of Ghana owns the remaining 10% of Bogoso/Prestea. As required by the law of Ghana for all mining operations, the Government has a carried interest under which it receives 10% of any future dividends from the subsidiaries owning the Bogoso/Prestea mine, following repayment of all capital, and has no obligation to contribute development or operating expenses. The Government of Ghana also receives a royalty based on total revenues earned from the lease area. For the last three years, we have paid a royalty equal to 3% of our revenues from Bogoso/Prestea. See “Risk Factors — Governmental and Regulatory Risks.”

Wassa

We own 90% of and operate the Wassa open-pit mine and carbon-in-leach processing plant, located some 35 kilometers east of Bogoso/Prestea. The design capacity of the carbon-in-leach processing plant at Wassa is nominally between 3.5 million and 4.0 million tonnes per annum, depending on the ratio of hard and soft ore. We hold the Wassa property under a mining lease expiring in 2022. The Government of Ghana has a 10% carried interest in Wassa.

Prestea Underground

We own 81% of the Prestea Underground, a currently inactive underground gold mine and associated support facilities located on the Prestea property. We hold the Prestea Underground property under a mining lease expiring in 2031. We have spent approximately $5.0 million in the last two years on exploration and technical studies to determine if the underground mine can be reactivated, and expect to complete a feasibility study for the development and mining of the Prestea Underground in late 2007.

HBB Properties

We own the HBB gold exploration properties in southwest Ghana at the southeastern end of the Ashanti gold belt. The HBB properties are comprised of the Hwini-Butre and Benso concessions, located approximately 75 and 45 kilometers south of Wassa, respectively. The Government of Ghana would become entitled to a 10% carried interest in the HBB properties if mining permits were granted. We spent approximately $4.5 million in exploration activities on the HBB properties in 2006 and expect to spend an additional $4.0 million in 2007. We are preparing a feasibility study for the development and mining of the HBB properties for processing at Wassa and we anticipate that the feasibility study will be completed and filed with the Canadian securities regulatory authorities in mid 2007.

Other Exploration

We hold interests in several gold exploration projects in Ghana and elsewhere in West Africa including Sierra Leone, Burkina Faso, Niger and Côte d’Ivoire. We also hold and manage exploration properties in Suriname and French Guiana in South America. We hold indirect interests in gold exploration properties in Peru and Chile through a 14% shareholding investment in Minera IRL Limited, a privately held gold company. We have entered into a joint venture with a subsidiary of Newmont Mining Corporation pursuant to which Newmont may earn up to a 51% interest in the Saramacca property in Suriname.

Growth Strategy

Our overall objective since 1999 has been to grow our business to become a mid-tier gold producer with an annualized production rate of approximately 500,000 ounces. We anticipate reaching this production rate during fourth quarter 2007 once the Bogoso sulfide expansion project has achieved full production. We continue to evaluate potential acquisition and merger opportunities that could further increase our annual gold production, however we presently have no agreement or understanding with respect to any specific potential transaction.

We also conduct gold exploration in West Africa and South America investing approximately $15.3 million in total on such activities during 2006. The majority of our 2006 exploration spending was focused on our new HBB Properties south of Wassa, on expanding mineral reserves around our existing mines and on the Prestea Underground. We actively conducted regional reconnaissance projects in south Ghana and Côte d’Ivoire and drilled more advanced targets in Ghana, Niger and Burkina Faso.

Recent Developments

2006 and Fourth Quarter Operating Results

The gold production and average cash operating costs for Bogoso/Prestea and Wassa for the fourth quarter and full year 2006 are set forth below. Our 2006 average realized gold price was $607 per ounce.

Gold Sales and Average Cash Operating Costs

	Fourth Quarter		Full Year 2006
		Average Cash		Average Cash
Mine	Gold Sales	Operating Cost(1)	Gold Sales	Operating Cost(1)
	(Ounces)	($ per ounce)	(Ounces)	($ per ounce)

Bogoso/Prestea	25,054	290	103,793	371
Wassa	28,352	464	97,614	474
Total	53,406	382	201,407	421

(1)	See “Non-GAAP Financial Measures.”

(2)	Amounts shown exclude fourth quarter sales of 2,169 ounces produced during commissioning activities at the Bogoso sulfide expansion project.

Mineral Reserves and Non-Reserve Mineral Resources

The following table sets out our proven and probable mineral reserves as at December 31, 2006. The mineral reserves have been prepared in accordance with Canada’s National Instrument 43-101 — Standards of Disclosure for Mineral Projects. Mineral reserves are equivalent to proven and probable reserves as defined by the United States Securities and Exchange Commission Industry Guide 7. The mineral reserves were estimated using a gold price of $480 per ounce, which is approximately equal to the three year average price. The terms “non-refractory” and “refractory” used in the table below refer to the metallurgical characteristics of the ore.

Proven and Probable Mineral Reserves as at December 31, 2006(1)(2)

	Proven			Probable			Total
		Gold	Contained		Gold	Contained		Gold	Contained
Property	Tonnes	Grade	Ounces(3)	Tonnes	Grade	Ounces(3)	Tonnes	Grade	Ounces(3)
	(Millions)	(g/t)	(Millions)	(Millions)	(g/t)	(Millions)	(Millions)	(g/t)	(Millions)

Bogoso/Prestea(4)
Non-refractory	0.9	2.30	0.07	6.9	2.59	0.57	7.8	2.56	0.64
Refractory	14.5	2.95	1.38	19.3	2.65	1.64	33.8	2.78	3.02
Total	15.5	2.91	1.45	26.2	2.64	2.22	41.6	2.74	3.67
Wassa
Non-refractory	0.5	1.08	0.02	13.0	1.11	0.46	13.6	1.11	0.48
Total	0.5	1.08	0.02	13.0	1.11	0.46	13.6	1.11	0.48
Total Reserves
Non-refractory	1.5	1.85	0.09	19.9	1.62	1.04	21.4	1.64	1.13
Refractory	14.5	2.95	1.38	19.3	2.65	1.64	33.8	2.78	3.02
Total	16.0	2.85	1.47	39.2	2.13	2.68	55.2	2.34	4.15

(1)	Amounts are shown on a 100% basis and are subject to the Government of Ghana’s 10% carried interest. See “— General — Bogoso/Prestea.” Certain total amounts shown reflect the effects of rounding.

(2)	The mineral reserves have been prepared under the supervision of Mr. Peter Bourke, P.Eng., our Vice President Technical Services. Mr. Bourke is a “Qualified Person” as defined in Canada’s National Instrument 43-101.

(3)	Amounts are shown as contained metals in ore and do not reflect losses in metallurgical recovery. Metallurgical recoveries are expected to range from 80% to 92% for non-refractory ores and from 70% to 90% for refractory ores.

(4)	Amounts shown include mineral reserves for the Pampe and Mampon properties.

Non-Reserve Mineral Resources

Cautionary Note to US Investors concerning estimates of Measured and Indicated Mineral Resources

This section uses the terms “measured mineral resources” and “indicated mineral resources.” We advise US investors that while those terms are recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize them. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources

This section uses the term “inferred mineral resources.” We advise US investors that while this term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally mineable.

The following table sets out our non-reserve mineral resources as at December 31, 2006, which are in addition to the reserves shown above. The mineral resources were estimated in accordance with the definitions and requirements of Canada’s National Instrument 43-101. The measured and indicated mineral resources are equivalent to mineralized material as defined by the United States Securities and Exchange Commission Industry Guide 7. The mineral resources were estimated using a gold price of $560 per ounce.

Non-Reserve Measured and Indicated Mineral Resources and
Inferred Mineral Resources as at December 31, 2006(1)(2)

	Measured		Indicated		Measured & Indicated		Inferred
		Gold		Gold		Gold		Gold
Property	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade
	(Millions)	(g/t)	(Millions)	(g/t)	(Millions)	(g/t)	(Millions)	(g/t)

Bogoso/Prestea(3)	6.1	2.05	14.0	2.32	20.2	2.23	4.2	2.70
Prestea Underground	—	—	1.1	16.30	1.1	16.30	5.0	8.68
Wassa	0.2	1.05	11.7	0.75	11.9	0.76	7.2	1.18
Hwini-Butre & Benso	—	—	5.2	4.30	5.2	4.30	1.6	4.02
Goulagou	—	—	2.7	1.75	2.7	1.75	0.5	1.02
Paul Isnard(4)	—	—	—	—	—	—	10.2	1.70
Total	6.4	2.02	34.7	2.48	41.0	2.40	28.7	3.05

(1)	Amounts are shown on a 100% basis. Our share of the mineral resources is subject to the Government of Ghana’s 10% carried interest, and with respect to the Prestea Underground, to the Government of Ghana’s 19% minority interest. Certain total amounts shown reflect the effects of rounding.

(2)	The Qualified Person for the estimation of the Mineral Resources is S. Mitchel Wasel, our Exploration Manager.

(3)	The amounts shown include resources for the Pampe and Mampon properties.

(4)	We have a right to acquire the Paul Isnard property.

Operational Matters

2007 Production.  We expect 2007 gold production and sales from Bogoso/Prestea to total approximately 280,000 ounces at an average cash operating cost of approximately $380 per ounce. We expect that Wassa will produce and sell approximately 110,000 ounces in 2007 at an average cash operating cost of approximately $410 per ounce. At both operations, we expect quarterly production to increase and quarterly average cash operating costs to decrease throughout the year.

Power.  Since August 2006, the Government of Ghana has rationed power to large industrial users, including our Bogoso/Prestea and Wassa operations, due in part to the effects of low rainfall on hydroelectric power. Under the current rationing program, we expect to receive 90% of our power requirements, including requirements for full operation of the new BIOX® processing facility. As a result of the power rationing, we, together with Newmont Mining Corporation, Gold Fields Limited and Anglogold Ashanti Limited, have agreed to acquire a nominal 100 megawatt power station, which is expected to be operational by mid-year 2007. Our 25% share of the power station, at an estimated cost to us of $10 million, should be sufficient to provide up to 50% of our total power requirements and, combined with our diesel generators and power availability from the national grid, should provide power in excess of our requirements. If there is inadequate rainfall in 2007, we may be adversely affected by further rationing, which could increase our anticipated cash operating costs.

Illegal Mining.  Illegal mining on our concessions has for several years restricted our access to and the orderly exploration and development of portions of our properties. In late 2006, the Government of Ghana removed illegal miners from mineral concessions in Ghana, including our Bogoso/Prestea, Wassa and HBB properties.

Sale of Shares of EURO Ressources

During December 2006, we sold approximately 18 million common shares of our former subsidiary, EURO Ressources S.A., in a series of public and private transactions for net proceeds of approximately $30.0 million. In 2007, we have sold approximately 1.7 million additional shares, for net proceeds of approximately $2.8 million. Following these transactions, we own approximately 1.3 million shares, or 2%, of EURO Ressources’ outstanding equity and expect to continue to sell our remaining shares in 2007.

Restatement of Annual and Quarterly Financial Statements

On February 22, 2007, we determined that the U.S. GAAP reconciliation footnote to our consolidated financial statements for (i) the years ended December 31, 2003, 2004 and 2005 and (ii) the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and the corresponding periods in 2005, should be restated to correct the accounting for our warrants to purchase common shares that have an exercise price denominated in Canadian dollars. The restated financial statements are included in an amended Annual Report on Form 10-K for the year ended December 31, 2005, and amended Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, each of which was filed with the SEC on February 26, 2007. No restatement of our financial results reported in accordance with Canadian GAAP was required.

We prepare our financial statements in accordance with Canadian GAAP, and our functional currency is U.S. dollars. We have outstanding warrants with an exercise price denominated in Canadian dollars. Under Canadian GAAP, warrants to purchase common shares are accounted for as a component of shareholders’ equity. Based on recent interpretations regarding Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, U.S. GAAP requires issuers that have warrants with an exercise price denominated in a currency other than the issuer’s functional currency to treat the fair value of the warrants as a liability and to mark to market those warrants on a current basis, with the resulting gains or losses being included in the statement of operations under U.S. GAAP. The restated financial statements apply this interpretation of U.S. GAAP to our Canadian dollar-denominated warrants.

The effect of the restatement is to make the changes in our reported U.S. GAAP earnings as shown below. The changes in earnings are non-cash items that do not impact our consolidated statements of cash flows under U.S. GAAP. All amounts are in U.S.$ millions.

	As Originally
	Reported	As Restated
	(income/(loss))

Year Ended
December 31, 2005	(28.9)	(24.5)
December 31, 2004	(9.1)	47.7
December 31, 2003	13.4	(58.6)

Quarter Ended
September 30, 2006	1.6	4.1
June 30, 2006	10.0	10.5
March 31, 2006	17.8	17.1

September 30, 2005	(12.2)	(14.5)
June 30, 2005	(3.5)	(4.5)
March 31, 2005	(10.3)	(4.9)

USE OF PROCEEDS

The net proceeds received by us from the sale of the common shares, after deducting the underwriters’ fees of $3,402,000 and the estimated expenses of the offering of $750,000, will be approximately $71,448,000. If the over-allotment option is exercised in full, we will receive additional net proceeds of approximately $10,829,700 after deducting underwriters’ fees and before estimated offering expenses.

We intend to use the net proceeds of this offering (assuming no exercise of the over-allotment option) as follows:

Use	Amount

Purchase of an interest in an electric power station in Ghana	$10.0 million
Completion and start-up of the Bogoso sulfide expansion project	$15.0 million
Feasibility study for and work on HBB properties	$5.0 million
General corporate and working capital purposes	$41.4 million

There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. Pending the use of the proceeds of this offering, we intend to invest the net proceeds of this offering in U.S. or Canadian treasury bills or short-term, investment grade, interest-bearing securities.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are listed on the American Stock Exchange under the trading symbol “GSS” and on the Toronto Stock Exchange under the trading symbol “GSC.” As of February 16, 2007, 207,938,661 common shares were outstanding, and we had approximately 922 shareholders of record. On February 23, 2007, the closing price per share for our common shares as reported by the American Stock Exchange was $3.86 and as reported by the Toronto Stock Exchange was Cdn$4.46.

The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our common shares.

	American Stock Exchange		Toronto Stock Exchange
	High	Low	High	Low
	($)		(Cdn$)

2007
First Quarter (through February 23)	3.92	2.82	4.59	3.32
2006
First Quarter	3.84	2.64	4.39	3.09
Second Quarter	3.75	2.53	4.05	2.78
Third Quarter	3.52	2.54	3.84	2.84
Fourth Quarter	3.30	2.48	3.76	2.77
2005
First Quarter	4.04	2.58	4.94	3.15
Second Quarter	3.23	2.35	4.02	3.01
Third Quarter	3.73	2.84	4.33	3.40
Fourth Quarter	3.22	2.12	3.78	2.54

We have not declared or paid cash dividends on our common shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.

CAPITALIZATION

The following table sets out our capitalization as at (i) December 31, 2005, (ii) September 30, 2006 prior to giving effect to this offering, and (iii) September 30, 2006 after giving effect to this offering. This table should be read in conjunction with our consolidated audited financial statements for the financial year ended December 31, 2005 and our unaudited consolidated financial statements for the nine months ended September 30, 2006 incorporated by reference in this prospectus supplement.

	As at Dec. 31,
	2005	As at September 30, 2006
				As Adjusted After
				Giving Effect to
		Actual		the Offering(1)
		(Unaudited)		(Unaudited)
		($ in thousands)

Canadian GAAP
Current Debt	$6,855	$5,812	(2)	$5,812	(2)
Long Term Debt	64,298	66,917	(2)	66,917	(2)

	71,153	72,729		72,729
Shareholders’ Equity
Common Shares	522,510	524,481	(3)	595,929	(3)
Other(4)	9,835	12,689		12,689
Deficit	(140,105)	(103,703)		(103,703)

	392,240	433,467		504,915

Total:	$463,393	$506,196		$577,644

	As at Dec. 31,
	2005	As at September 30, 2006
				As Adjusted After
				Giving Effect to
		Actual		the Offering(1)
		(Unaudited)		(Unaudited)
		($ in thousands)

U.S. GAAP
Current Debt	$6,855	$5,812	(2)	$5,812	(2)
Long Term Debt	66,632	68,721	(2)	68,721	(2)

	73,487	74,533		74,533
Shareholders’ Equity
Common Shares	523,696	525,668	(3)	597,116	(3)
Other(5)	13,914	8,588		8,588
Deficit	(193,778)	(161,973)		(161,973)

	343,832	372,283		443,731

Total:	$417,319	$446,816		$518,264

(1)	Amounts shown assume (i) the issuance of 21,000,000 common shares at an offering price of $3.60 per share in the offering, (ii) that the over-allotment option is not exercised and (iii) that the offering proceeds are used as described in “Use of Proceeds.” Amounts shown are after deducting underwriters’ fees and before estimated expenses of the offering.

(2)	At January 31, 2007, Current Debt was $20,049 and Long-Term Debt was $65,884.

(3)	Amounts shown do not include (i) 45,600 common shares issued after September 30, 2006 pursuant to the exercise of stock options, (ii) 7,086,784 common shares issuable on the exercise of currently outstanding stock options, (iii) 3,240,000 common shares issuable on the exercise of currently outstanding warrants or (iv) 11,111,111 common shares issuable upon conversion of senior convertible notes.

(4)	“Other” includes contributed surplus and the equity component of our convertible notes.

(5)	“Other” includes contributed surplus, accumulated comprehensive income and cumulative translation adjustments.

PLAN OF DISTRIBUTION

Underwriting

We have entered into an agency agreement dated as of February 21, 2007 with the U.S. agents, to offer the common shares in the United States on a best efforts basis. We have also entered into a Canadian underwriting agreement dated as of February 21, 2007 with the Canadian underwriters, under which the Canadian underwriters have agreed to purchase 60%, 20%, 10% and 10%, respectively, of the 21,000,000 common shares offered by this prospectus supplement. However, the obligations of the Canadian Underwriters under the Canadian underwriting agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events. The Canadian Underwriters are obligated to take up and pay for all of the securities, if any of the securities are purchased under the Canadian underwriting agreement.

Subject to the terms of the Canadian underwriting agreement, we have agreed to issue and sell and the Canadian underwriters have agreed to purchase on or about March 1, 2007, or such other date as may be agreed upon but not later than March 8, 2007, 100% of the common shares offered at a price of $3.438 per share for a total consideration of $72,198,000, payable in cash, net of the underwriters’ fee, against delivery of certificates representing the common shares. The price of the common shares was determined by negotiation between us and the underwriters. Any common shares sold by the U.S. agents under the U.S. agency agreement will reduce the obligation of the Canadian underwriters to take up and pay for common shares in an equal amount. The Canadian underwriters may sell common shares to the U.S. agents pursuant to the inter-dealer agreement described below. The Canadian underwriting agreement provides for us to pay the Canadian underwriters a fee of $0.162 per common share sold by them, which will be paid out of the gross proceeds from the offering.

The following table summarizes the compensation and estimated expenses we will pay. The Underwriters’ Fee will be paid to the Canadian underwriters and, with respect to shares sold by the U.S. agents under the U.S. agency agreement, to the U.S. agents.

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriters’ Fee paid by us	$0.162	$0.162	$3,402,000	$3,912,300
Estimated expenses payable by us	$0.036	$0.031	$750,000	$750,000

The Canadian underwriting agreement provides that we will indemnify the Canadian underwriters against certain liabilities and expenses, including liabilities under applicable securities legislation, or will contribute to payments that the Canadian underwriters may be required to make in respect thereof. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Subject to the terms of the U.S. agency agreement, we have appointed the U.S. agents to offer the common shares for sale to the public in the United States on a best efforts basis at a price of $3.60 per common share. The U.S. agency agreement provides for us to pay the U.S. agents a fee of $0.162 per common share sold by them, which will be paid out of the gross proceeds from the offering. The U.S. agents have not committed to purchase a minimum amount of common shares under the U.S. agency agreement. The obligations of the U.S. agents under the U.S. agency agreement may be terminated at their discretion upon the occurrence of certain stated events.

The U.S. agency agreement also provides that we will indemnify the U.S. agents against certain liabilities and expenses, including liabilities under the Securities Act of 1933, or will contribute to payments that the U.S. agents may be required to make in respect thereof. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

We have agreed to pay the legal fees of the underwriters as well as certain out-of-pocket expenses.

The underwriters have entered into an inter-dealer agreement among themselves that permits, subject to the terms and conditions set forth in such agreement, one group of underwriters to purchase common shares from or through the other group and to offer them for resale. The price and currency of settlement of any common shares so purchased will be determined by agreement between the selling and purchasing groups of underwriters at the time of any such transaction. Any such common shares purchased by the underwriters will be offered on the terms set forth in this prospectus supplement and the related prospectus.

The underwriters have informed us that they do not expect to confirm sales of our common shares offered by this prospectus supplement and the related prospectus to any accounts over which they exercise discretionary authority.

Pursuant to the Canadian underwriting agreement, we have agreed not to directly or indirectly issue any common shares or securities or other financial instruments convertible into or having the right to acquire common shares (other than pursuant to rights or obligations under securities or debt or instruments outstanding or pursuant to the existing stock option plans) or enter into any agreement or arrangement under which we acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of common shares, whether that agreement or arrangement may be settled by the delivery of common shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, for a period from February 16, 2007 until 90 days following closing of the offering without the prior written consent of the Canadian Underwriters, which consent will not be unreasonably withheld or delayed.

Over-Allotment Option

We granted the Canadian underwriters the over-allotment option, exercisable in whole or in part, for a period of 30 days following the closing of this offering, to purchase from us up to an additional 3,150,000 common shares, representing 15% of the aggregate common shares issued upon the closing of the offering, at the price to the public as set forth on the cover page of this prospectus supplement less the underwriters’ fee, to cover over-allotments, if any, and for market stabilization purposes. If the underwriter’s option is exercised in full, the total Price to the Public, Underwriters’ Fee and Net Proceeds to us will be $86,940,000, $3,912,300 and $83,027,700, respectively. Under the inter-dealer agreement, the Canadian underwriters may allocate any portion of additional common shares purchased upon exercise of the over-allotment option to the U.S. agents to sell in the United States.

Stock Exchange Listings

Our common shares are traded on the American Stock Exchange under the symbol “GSS” and on the Toronto Stock Exchange under the symbol “GSC.” Application has been made to the Toronto Stock Exchange and the American Stock Exchange to approve the listing of the common shares. The listing of the common shares on the Toronto Stock Exchange and the American Stock Exchange is subject to our fulfillment of all of the listing requirements of the Toronto Stock Exchange and the American Stock Exchange, respectively.

Stabilization

In connection with the offering, the underwriters may engage in stabilizing transactions, underwriters’ transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Stabilizing transactions and syndicate-covering transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in their market price. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Toronto Stock Exchange, the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Pursuant to policy statements of the Ontario Securities Commission, the underwriters may not, throughout the period of distribution under this prospectus supplement, bid for or purchase common shares. The foregoing restriction is subject to certain exceptions, including a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities; and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. All of these transactions must also be effected in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended.

Determination of Offering Price

The offering price of the common shares offered by this prospectus supplement and the related prospectus was determined by negotiation between us and the underwriters. Among the factors considered in determining the offering price of the common shares was:

•	the market price of our common shares;

•	our history and our prospects;

•	the industry in which we operate;

•	gold prices and trends;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus supplement should not be considered an indication of the actual value of the common shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common shares can be resold at or above the offering price.

DESCRIPTION OF SECURITIES

Our authorized capital consists of an unlimited number of common shares and an unlimited number of first preferred shares issuable in series. The following is a summary and may not describe every aspect of the common shares that may be important. Our constating documents and by-laws define the rights of holders of common shares and of holders of preferred shares. As at February 16, 2007, 207,938,661 common shares and no preferred shares were issued and outstanding.

Common Shares

Dividend Rights

Holders of common shares may receive dividends on the common shares when, as and if declared by the board of directors, subject to the preferential dividend rights of any other classes or series of Golden Star shares. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of Golden Star’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights which are then outstanding.

Voting and Other Rights

Holders of common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast other than fundamental changes to Golden Star.

Liquidation

In the event of any liquidation, dissolution or winding up of Golden Star, holders of common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any other class or series of shares of Golden Star.

Redemption

Common shares are not redeemable or convertible.

Rights Agreement

Rights to purchase common shares have been issued to holders of common shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share at an exercise price equal to three times the market price of the common share, as determined under the terms of the agreement. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire that number of common shares having an aggregate market price on the date of the event equal to twice the exercise price of the rights for an amount in cash equal to the exercise price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire Golden Star. The rights, which expire at the close of business on the date of our 2007 annual shareholders’ meeting (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn.$0.00001 per right at any time until a person or group has acquired 20% of common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material anticipated U.S. Federal income tax consequences regarding the acquisition, ownership and disposition of our common shares. This summary applies to you only if you acquire common shares in the offering. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” treasury regulations promulgated under the Code, administrative rulings of the U.S. Internal Revenue Service, judicial decisions of the U.S. courts and the income tax convention between the U.S. and Canada signed on September 26, 1980, as amended, which we refer to as the “U.S. — Canada tax treaty,” in each case as in effect on the date of this prospectus supplement. Changes in the laws may materially alter the tax treatment of our common shares discussed in this summary, possibly with retroactive effect. We have not received a ruling from the Internal Revenue Service, or the IRS, with respect to any of the matters discussed herein, and therefore there can be no assurance that the IRS would agree with the conclusions herein.

This summary is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the U.S. In addition, this summary does not address all U.S. Federal income tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder of common shares with a special status, such as:

•	a person that owns, or is treated as owning under certain ownership attribution rules, 5% or more of our voting shares;

•	a broker, dealer or trader in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a qualified retirement plan or individual retirement account;

•	a person that holds our common shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation or other “pass-through” entity;

•	an investor in a partnership, S corporation or other “pass-through” entity;

•	a person whose functional currency for tax purposes is not the U.S. dollar;

•	a person liable for alternative minimum tax;

•	a person who is a U.S. expatriate; and

•	a person who does not hold their common shares as a capital asset, as defined in the Code.

It is assumed for purposes of this summary that we are not, have not at any time been and will not be after this offering a “controlled foreign corporation,” as defined in Section 957(a) of the Code.

You should consult your own advisor regarding the tax consequences of the acquisition, ownership and disposition of our common shares in light of your particular circumstances.

U.S. Holders

The following discussion applies to you if you are a “U.S. Holder.” For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of a common share that is, for U.S. Federal income tax purposes:

•	an individual citizen or resident of the United States (including non-citizens who are “greencard holders” or who are present in the U.S. for 31 days or more in the calendar year if certain other requirements are met);

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

If a “pass-through” entity holds common shares, the tax treatment of an owner of such “pass-through” entity generally will depend upon the status of such owner and upon the activities of the “pass-through” entity. An owner of “pass-through” entity holding common shares should consult such owner’s tax advisor regarding the specific tax consequences of acquiring, holding and disposing of common shares.

Distributions

We do not anticipate paying dividends in the foreseeable future. However, subject to the discussion under “Passive Foreign Investment Company” below, the gross amount of dividends, if any, payable by us generally will be treated as a foreign source dividend taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes, and generally will be “passive income” for U.S. foreign tax credit purposes, and any such dividend income should qualify for the maximum 15% rate of federal income tax applicable to qualified dividends payable by foreign corporations in tax years beginning before January 1, 2011. A distribution on the common shares made by us in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of such U.S. Holder’s adjusted tax basis in such common shares and, to the extent in excess of adjusted basis, as capital gain. See “— Sale or Other Disposition of Common Shares” below. Because we are not a U.S. corporation, generally no dividends received deduction will be allowed with respect to dividends paid by us.

Canadian withholding tax on dividend distributions paid by us to a U.S. Holder is generally reduced to 15% pursuant to the U.S. — Canada tax treaty in the case of U.S. Holders who are eligible for benefits under the U.S. — Canada tax treaty. U.S. Holders generally will have the option of claiming the amount of any

Canadian income taxes withheld from distributions with respect to the common shares either as a deduction from their gross income or as a dollar-for-dollar credit against their U.S. Federal income tax liability, subject to numerous and complex limitations and restrictions, which must be determined and applied on an individual basis by each U.S. Holder. Accordingly, you should consult your own tax advisor concerning the foreign tax credit rules in your particular circumstances.

Sale or Other Dispositions of Common Shares

Subject to the discussion found under “Passive Foreign Investment Company” below, in general, if you sell or otherwise dispose of common shares in a taxable disposition:

•	you will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and your adjusted tax basis in such common shares;

•	any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the common shares is more than one year at the time of such sale or other taxable disposition;

•	any gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes; and

•	your ability to deduct capital losses (if any) is subject to limitations.

Long term capital gains of individual taxpayers are generally subject to a 15% maximum U.S. federal income tax rate, for capital gains recognized before January 1, 2011.

If you are a cash basis taxpayer who receives foreign currency, such as Canadian dollars, in connection with a sale or other taxable disposition of common shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such common shares, as determined on the settlement date of such sale or other taxable disposition.

If you are an accrual basis taxpayer, you generally may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of common shares, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. If you are an accrual basis taxpayer and do not elect to be treated as a cash basis taxpayer (pursuant to the U.S. Treasury Regulations applicable to foreign currency transactions) for this purpose, you might have a foreign currency gain or loss for U.S. Federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received prevailing on the date of the sale or other taxable disposition of our common shares and the date of payment. Any such foreign currency gain or loss generally will be treated as ordinary income or loss and would be in addition to gain or loss, if any, that you recognized on the sale or other taxable disposition of common shares.

Passive Foreign Investment Company

U.S. Holders would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if we were or were to become a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes. In general terms, we will be a passive foreign investment company for any tax year in which either (i) 75% or more of our gross income is passive income or (ii) the average percentage, by fair market value, of our assets that produce or are held for the production of passive income is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Although we believe that we were a PFIC in 2006 as a result of our sale of shares in two other companies, we do not believe that we will be a PFIC for 2007, nor do we expect to become a PFIC in future years. However, there is a risk that we could become a PFIC for 2007 or in later years as a result of currently unanticipated financial results. Any determination we may make concerning PFIC status is not binding on the IRS. If we were determined to be a PFIC, a US Holder who owned shares during any period in which we were a PFIC and disposes or is deemed to dispose of those shares at a gain, or who received a so-called “excess distribution” on those shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election) or a “mark-to-market” election. A US taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. The mark-to-market election is available only if our common shares are treated as regularly traded on a qualifying exchange. A taxpayer who makes the “mark-to-market” election will recognize any gain or loss on our common shares on a mark-to-market basis at the end of each taxable year so long as we are a PFIC and the common shares are regularly traded on a qualifying exchange. Additional special adverse rules also apply to U.S. Holders if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC (a “lower tier PFIC”). Accordingly, we urge you to consult your own U.S. tax advisor regarding the adverse U.S. Federal income tax consequences of owning the stock (or an option to acquire stock) of a PFIC and of making certain elections designed to lessen those adverse consequences.

Information Reporting and Backup Withholding

Dividends on common shares, and payments of the proceeds from a sale or other disposition of common shares owned by a U.S. Holder, paid within the U.S. may be subject to information reporting and may be subject to backup withholding, currently at a rate of 28%. However, a U.S. Holder generally will not be subject to backup withholding if the U.S. Holder (i) is exempt from backup withholding or (ii) provides a U.S. taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. Federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion applies to you if you are a non-U.S. Holder. A non-U.S. Holder is a beneficial owner of common shares that is not a U.S. Holder (as defined above).

Distributions

In general, if you are a non-U.S. Holder, you will not be subject to U.S. Federal income tax or withholding tax on distributions paid by us with respect to the common shares, unless such distributions are effectively connected with your conduct of a trade or business in the United States or, if a treaty applies, such distributions are attributable to a permanent establishment or fixed base you maintain in the United States.

Sale or other disposition of common shares

In general, if you are a non-U.S. Holder, you will not be subject to U.S. Federal income tax on any gain realized upon the sale or other disposition of the common shares unless:

•	such gain is effectively connected with your conduct of a U.S. trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or fixed base you maintain in the United States; or

•	you are an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met.

If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other taxable disposition at applicable graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will generally be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain at applicable graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

Information reporting and backup withholding

In general, if you are a non-U.S. Holder, you will not be subject to information reporting and backup withholding on dividend distributions made by us or on payments of the proceeds from a sale or other disposition of common shares. Nevertheless, to avoid information reporting or backup withholding, you may be required to establish an exemption by certifying your non-U.S. status on Form W-8BEN. Failure to provide such certification could result in backup withholding, currently at a rate of 28%.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada), which we refer to as the “Tax Act,” generally applicable to the holding and disposition of our common shares. This summary applies to you only if you acquire common shares in this offering and you are at all relevant times for purposes of the Tax Act, not resident or deemed to be resident in Canada, deal at arm’s length with and are not affiliated with a subsequent purchaser of the common shares, acquire and hold the common shares as capital property and do not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business in Canada and for purposes of the income tax convention between the U.S. and Canada signed on September 26, 1980, as amended, which we refer to as the “U.S. — Canada tax treaty,” are a resident of the United States, have never been a resident of Canada, and have not held or used (and do not hold or use) common shares in connection with a permanent establishment or fixed base in Canada (a “U.S. shareholder”). Generally, common shares will be considered to be capital property to you provided that you do not use the common shares in the course of carrying on a business and have not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. This summary assumes that the common shares will at all relevant times be listed on a prescribed stock exchange for purposes of the Tax Act which currently includes the Toronto Stock Exchange.

This summary does not deal with special situations, such as particular circumstances of a U.S. shareholder who is a trader or dealer in securities, a limited liability company, a tax-exempt entity, or an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and the regulations thereunder in force at the date hereof, all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, which we refer to as the Tax Proposals (“Tax Proposals”), the current provisions of the U.S. — Canada tax treaty, and the administrative practices of the Canada Revenue Agency (“CRA”) publicly released prior to the date hereof. While this summary assumes that the Tax Proposals will be enacted as currently proposed, no assurance can be given in this respect.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for any Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the U.S. — Canada tax treaty or administrative practices of the CRA. This summary does not take into account provincial, territorial, U.S. or other foreign income tax considerations, which may differ significantly from those discussed herein. Provisions of provincial income tax legislation vary from province to province in Canada and may differ from federal income tax legislation. This summary is not intended as legal or tax advice to any particular holder of common shares and should not be so construed. The tax consequences to any particular holder of common shares will vary according to that holder’s particular circumstances. Each holder should consult the holder’s own tax advisor with respect to the income tax consequences applicable to the holder’s own particular circumstances.

For purposes of the Tax Act, you must compute all amounts relevant in computing your liability under the Tax Act in Canadian dollars. Amounts denominated in United States dollars including adjusted cost base, proceeds of disposition and dividends must be converted into Canadian dollars based on the prevailing exchange rate at the relevant time.

Taxation of U.S. Holders

Dividends

We do not anticipate paying dividends in the foreseeable future. However, dividends that are paid or credited or deemed to be paid or credited to a U.S. shareholder by us are subject to Canadian withholding tax. Under the U.S. — Canada tax treaty, the rate of withholding tax on dividends paid or credited to a U.S. shareholder is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. shareholder that is a corporation beneficially owning at least 10% of the company’s voting shares).

Dispositions

A U.S. shareholder will generally not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a common share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the common share constitutes “taxable Canadian property” that is not “treaty-protected property” to the U.S. shareholder thereof for purposes of the Tax Act.

A common share will be taxable Canadian property to a U.S. shareholder if, at any time during the 60 month period ending at the time of disposition, the U.S. shareholder or persons with whom the U.S. shareholder did not deal at arm’s length (or the U.S. shareholder together with such persons) owned 25% or more of the company’s issued shares of any class or series. In the case of a U.S. shareholder to whom common shares represent taxable Canadian property, such shares will be considered treaty-protected property by reason of the U.S. — Canada tax treaty (and no Canadian income tax will be payable under the Tax Act on any capital gain realized on a disposition of such shares in the open market) unless the value of such shares is derived principally from real property situated in Canada. We believe that the value of our common shares is not derived principally from real property situated in Canada.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon by Fasken Martineau DuMoulin LLP and Davis Graham & Stubbs LLP, Canadian and United States counsel to the Company, respectively, and by Stikeman Elliott LLP and Dorsey & Whitney LLP, Canadian and United States counsel to the underwriters, respectively. As of the date hereof, the partners and associates of Fasken Martineau DuMoulin LLP, as a group, and the partners and associates of Stikeman Elliott LLP, as a group, each own, directly or indirectly, less than 1% of our outstanding common shares.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is CIBC Mellon Trust Company at its principal office in the city of Vancouver, British Columbia.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus supplement and the related prospectus, which means that information included in those reports is considered part of this prospectus supplement and the related prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the related prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Our Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2005;

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, in each case as amended on Form 10-Q/A;

3. Current Reports on Form 8-K filed on February 14, 2007, February 20, 2007, February 26, 2007, March 30, 2006, June 6, 2006, July 31, 2006, September 29, 2006, and October 19, 2006, and Current Reports on Form 8-K/A filed on March 8, 2006 and September 5, 2006; and

4. Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127-6312, telephone (303) 830-9000.

The information relating to us contained in this prospectus supplement is not comprehensive and should be read together with the information contained in the related prospectus and in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement and the related prospectus is pursuant to a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement and the related prospectus in accordance with SEC rules.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room located at Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

PROSPECTUS

$300,000,000

GOLDEN STAR RESOURCES LTD.

Common Shares
Preferred Shares
Warrants
Convertible Debt Securities

Golden Star Resources Ltd. (together with its subsidiaries, “Golden Star,” “we,” “us,” or “our company”) may offer and sell from time to time up to $300,000,000 of our common shares, without par value, preferred shares, without par value, warrants, or convertible debt securities in one or more transactions.

This prospectus provides you with a general description of the securities that we may offer. The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.

Our common shares are traded on the American Stock Exchange under the symbol “GSS” and on the Toronto Stock Exchange under the symbol “GSC.” Warrants issued in conjunction with our February 14, 2003 equity offering are traded on the Toronto Stock Exchange under the symbol “GSC.WT.A.”

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2005.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2004;

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

3. Reports on Form 8-K filed February 2, February 4, April 11, April 19 and May 5, 2005; and

4. Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, telephone (303) 830-9000.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

NON-GAAP FINANCIAL MEASURES

In this prospectus or in documents incorporated herein by reference, we use the terms “total cash cost per ounce” and “cash operating cost per ounce”. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7 Management’s Discussion and Analysis in our most recent Annual Report on Form 10-K for an explanation of these measures.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus. These statements include comments regarding: the establishment and estimates of mineral reserves and resources, production, production commencement dates, productions costs, cash operating costs, total cash costs, grade, processing capacity, potential mine life, feasibility studies, development costs, expenditures, exploration, our expansion plans for Bogoso/Prestea and our production goals at Wassa.

The following, in addition to the factors described in “Risk Factors” in the accompanying prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of production;

•	unanticipated grade changes;

•	effects of illegal miners on our properties;

•	unanticipated recovery or production problems;

•	changes in mining and milling costs;

•	metallurgy, processing, access, availability of materials, equipment, supplies and water;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt of government approvals and permits;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions; and

•	availability of capital at reasonable rates or at all.

These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.

OUR BUSINESS

We are a Canadian international gold mining and exploration company headquartered in Littleton, Colorado, a suburb of Denver, Colorado and producing gold in Ghana, West Africa. Through our subsidiaries and joint ventures we own a controlling interest in four significant gold properties in Southern Ghana: the Bogoso property (“Bogoso”), the Prestea property (“Prestea”), the Wassa property (“Wassa”) and the Prestea Underground property (“Prestea Underground”). Bogoso and Prestea are adjoining properties, operating as a single operation and referred to as (“Bogoso/Prestea”). Bogoso/Prestea and the Prestea Underground are owned by our 90% owned subsidiary, Bogoso Gold Limited (“BGL”). In 2004, 147,875 ounces of gold were sold by Bogoso/Prestea, which has produced essentially all of our gold since we became a gold producer in late 1999.

Through a 90% owned subsidiary, we own the Wassa gold property, located some 35 kilometers east of Bogoso/Prestea. The newly constructed ore processing plant and open pit mine at Wassa were completed and placed in service on April 1, 2005 and currently processes a mixture of newly mined ore from the open pit mine and heap leach materials left by a former owner. We expect production of approximately 100,000 to 120,000 ounces from this operation during 2005. The open pit is expected to become the sole source of mill feed beginning in 2006 after all of the heap leach material has been processed.

The Prestea Underground is located on the Prestea property and consists of a currently inactive underground gold mine and associated support facilities. As of March 31, 2005, BGL owned an approximately 90% operating interest in this mine. We are currently conducting exploration and engineering studies to determine if the underground mine can be reactivated on a profitable basis.

We hold an interest in an exploration joint venture, managed by our joint venture partner, in Sierra Leone in West Africa and hold active exploration properties in Ghana, Suriname and French Guiana. We hold interests in gold exploration properties in Peru and Chile through our affiliate Goldmin Holdings, and in the Democratic Republic of the Congo through an investment in Moto Goldmines Limited.

Our corporate headquarters are located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127 and our telephone number is (303) 830-9000.

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address material factors that may affect our future operating results and financial performance.

Financial Risks

A substantial or extended decline in gold prices would have a material adverse effect on our company.

The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be, significantly adversely affected by a substantial or extended decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Bogoso-Prestea and Wassa if such operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•	cause us to be unable to fulfill our obligations under our agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted reserves are not replaced.

Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or might interrupt operations until the reassessment can be completed. Mineral reserve calculations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We may incur substantial losses in the future that could make financing our operations and business strategy more difficult.

We had a net loss of $1.4 million in the first quarter of 2005 and annual earnings of $2.6 million, $22.0 million and $4.9 million in 2004, 2003 and 2002, respectively. We reported net losses of $20.6 million in 2001, $14.9 million in 2000, and $24.4 million in 1999. Numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs, and impairment write-offs of mine property and/or exploration property costs, could cause us to become unprofitable in the future. Any future operating losses could make financing our operations and our business strategy, or raising additional capital, difficult or impossible and could materially and adversely affect our operating results and financial condition.

Our obligations could strain our financial position and impede our business strategy.

We have total consolidated debts and liabilities as of March 31, 2005 of $35.7 million, including $9.7 million payable to financial institutions, $16.1 million of current trade payables and accrued current liabilities and an $8.9 million accrual for environmental rehabilitation liabilities. For additional information on our environmental rehabilitation liabilities, see note 13 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for our most recently completed fiscal year and any subsequent Quarterly

Report on Form 10-Q for our most recently completed fiscal quarter. In addition, in April 2005, we sold $50 million of senior unsecured convertible notes, maturing on April 15, 2009, to a private investment fund. We expect that our indebtedness and other liabilities will increase as a result of our corporate development activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Our estimates of mineral reserves and non-reserves could be inaccurate, which could cause production and costs to differ from estimates.

There are numerous uncertainties inherent in estimating proven and probable mineral reserves and measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably.

Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimate. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.

We currently have only two major sources of operational cash flows, which will likely be insufficient to fund our continuing exploration and development activities.

While we have received significant infusions of cash from sales of equity, our only current significant internal sources of funds are operational cash flows from Bogoso/Prestea and Wassa. The newly constructed Wassa processing plant and open pit mine were completed and placed in service on April 1, 2005 and currently processes through the mill a mixture of ore from the open pit and materials from the prior owner’s heap leach pads. Production at Wassa is expected to range between 100,000 ounces and 120,000 ounces in 2005 and to increase to average approximately 140,000 ounces per year after 2005. However, our Wassa production goals may not be achieved. The anticipated continuing exploration and development of our properties will require significant expenditures over the next several years. We expect that these expenditures will exceed free cash flows generated by Bogoso/Prestea and Wassa during that period, and therefore we expect to use our excess cash and in the future to require additional outside capital. Lower gold prices during the five years prior to 2002 adversely affected our ability to obtain financing, and recurring lower gold prices could have similar effects in the future. In the future, we may not be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing, we might need to delay or indefinitely postpone further exploration and development of our properties, and as a result, we could lose our interest in, or could be forced to sell, some of our properties.

Implementation of a hedging program might be unsuccessful and incur losses.

We do not intend to hedge our gold production in a manner that limits the upside potential of gold price increases.

However, as required in a loan agreement, one of our subsidiaries has entered into gold derivative positions designed to stabilize its expected royalty revenues received from the gold royalty payer. The derivative limits both the upside of the royalty revenues and the down side. While there is a risk of loss if the derivative positions were to be liquidated early and during a period of unfavorable gold prices, loan covenants prohibit liquidation of the position prior to the end of the loan repayment.

We have purchased and expect to continue to purchase puts from time to time during the construction phase of a new processing plant in Ghana, which give us the right but not the obligation to sell gold in the future at a fixed price. While puts do not limit the upside potential of higher gold prices, early liquidation of puts during a period of unfavorable gold prices could result in a loss.

We continue to review whether or not, in light of the potential for gold prices to fall, it would be appropriate to establish a more general hedging program. To date, we have decided not to implement a more general hedging program on gold production from our own properties.

We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We typically convert our United States funds to foreign currencies as payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these currencies, and such fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/Prestea and Wassa is based on the Ghanaian currency, the Cedi. We are required to convert into Cedis only 20% of the foreign exchange proceeds that we receive from selling gold, but the Government of Ghana could require us to convert a higher percentage of such sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in Euros, and receivables collectible in Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase due to changes in the value of the United States dollar or the Cedi, the South African Rand or other currencies, such as the recent decrease in the value of the United States dollar relative to other currencies. In addition, such changes may increase the salary costs of expatriate employees who are currently paid in United States dollars. Consequently, operation and development of our properties might be more costly than we anticipate. While we have not hedged against currency exchange risks in the past, we expect to purchase South African Rand forward contracts in the near future to hedge the expected purchase of capital assets in South Africa in connection with the Bogoso sulfide expansion project and may engage in additional hedges in the future. Implementation of a currency hedging program may not adequately protect us from the effects of fluctuation in currency exchange rates.

Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.

We are actively pursuing the acquisition of producing, development and advanced stage exploration properties and companies, and have recently completed the acquisition and joint venture of exploration and development properties in Ghana and Sierra Leone. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive and diverts management attention from our existing business and may be unsuccessful, as was our recent bid for IAMGold. As our operations to date have focused on a single property in Ghana, any acquisition that we may choose to complete may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with those of our company. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material orebody may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating our operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.

We are subject to litigation risks.

All industries, including the mining industry, are subject to legal claims, with and without merit. We are involved in various routine legal proceedings, which include labor matters such as unfair termination claims, supplier matters and property issues incidental to our business, and are subject to a dispute with respect to a portion of our interest in the Prestea Underground. We believe it is unlikely that the final outcome of these legal proceedings will have a material adverse effect on our financial position or results of operation. However, defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our financial position and results of operations.

Operational Risks

The technology, capital costs and cost of production of refractory mineral reserves and non-reserves at Bogoso/Prestea remain subject to a number of uncertainties, including funding uncertainties.

Based upon the completion of our Bogoso sulfide project feasibility study in 2001, the refractory material at Bogoso/Prestea, which is ore that cannot be satisfactorily processed by basic gravity concentration or simple cyanidation, has been included in our proven and probable mineral reserves, which are prepared in accordance with Canada’s National Instrument 43-101. While the sulfide project feasibility study indicated that refractory mineral reserves can be profitably mined and processed at current gold prices, the capital cost to upgrade the Bogoso processing plant with a bio-oxidation or BIOX circuit to process refractory ore, together with related mining equipment, and facilities, is significant, and $8.0 million was spent on the project through March 31, 2005. While the processing technology envisioned in the feasibility study has been successfully utilized at other mines and in spite of our testing, engineering and analysis, the technology may not perform successfully at commercial production levels on the Bogoso/Prestea refractory sulfide ores, in which case our production estimates may not be achieved.

We are subject to a number of operational hazards that can delay production or result in liability to us.

Our activities are subject to a number of risks and hazards including:

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	difficulty in applying technology such as bio-oxidation processing;

•	unusual or unexpected geological or operating conditions;

•	slope failures;

•	cave-ins of underground workings;

•	failure of pit walls or dams;

•	fire;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.

These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We could incur liabilities as a result of pollution and other casualties. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws, regulations and permitting requirements that can delay production and adversely affect operating and development costs.

Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.

A significant portion of our recently acquired Dunkwa property and portions of our Wassa property, as well as some of our exploration properties in Ghana, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or expensive to comply.

Mining and processing gold from the south end of the Prestea property, conversion of the existing Bogoso/Prestea processing plant to process refractory sulfides and other activities will require mining and other permits from the Government of Ghana. These permits may not be issued on a timely basis or at all, and such permits, when issued, may be subject to requirements or conditions with which it is burdensome or expensive to comply. We have, for example, experienced delay in obtaining environmental permits at Bondaye. Such permitting issues could adversely affect our projected production commencement dates, production amounts and costs.

As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.

Mine development projects, including our recent development at Wassa and anticipated expansion at Bogoso/Prestea, typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies and environmental assessments, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	anticipated metallurgical recovery rates;

•	environmental considerations and permitting;

•	future gold prices; and

•	anticipated capital and operating costs.

Our mine development projects could have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable mineral reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses and might not prove to be accurate.

The management of mine development projects and start-up of new operations are complex, and we do not have a history of simultaneously managing an ongoing operation, the start-up of a new operation and a significant development project. Completion of development and the commencement of production may be subject to delays, as occurred at Wassa. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs;

•	government regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.

Adverse effects on the operations or further development of a project could also adversely affect our business, financial condition, results of operations and cash flow. Because of these uncertainties, and others identified in “Risk Factors”, our production estimates at Bogoso/Prestea and Wassa may not be achieved.

We need to continually obtain additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.

Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand our mineral reserves as our mines produce gold. At current average production rates, we estimate that Bogoso/Prestea has over ten years of mine life and Wassa has approximately five years of mine life, but our estimates might not be correct and the mine life would be shortened if we expand production. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Gold exploration, including the exploration of the Prestea Underground, involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is determined in part on the following factors:

•	the identification of potential gold mineralization based on superficial analysis;

•	availability of prospective land;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves and the development of mines.

We face competition from other mining companies in connection with the acquisition of properties.

We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties could be challenged.

We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/ Prestea, Wassa and Prestea Underground properties. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions could be severely constrained. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.

We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our management team, the loss of these persons or our inability to attract and retain additional highly skilled employees could adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations. We have obtained key person insurance only with respect to our President and Chief Executive Officer.

The period of weak gold prices prior to 2002 resulted in the depletion in the number of trained and experienced professionals and managers in our industry. Higher gold prices have resulted in an increased demand for these people, and it could therefore be more difficult to attract or retain such experienced professionals and managers without significantly increasing the cost to Golden Star.

Our insurance coverage could be insufficient.

Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.

Such occurrences could result in:

•	damage to mineral properties or production facilities;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining;

•	monetary losses; and

•	possible legal liability.

Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Governmental and Regulatory Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.

We are a holding company that conducts operations through foreign (principally African) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on our valuation and stock price.

We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.

Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing

•	production

•	taxes

•	water disposal

•	toxic substances

•	development and permitting

•	exports

•	imports

•	labor standards

•	occupational health and safety

•	mine safety

•	environmental protections

Compliance with these regulations increases the costs of the following:

•	planning

•	designing

•	drilling

•	operating

•	developing

•	constructing

•	closure and reclamation

We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Due to the substantial increase in mining development in Ghana in recent years, the Government of Ghana has been reviewing the adequacy of reclamation bonds and guarantees throughout the country and in some cases has requested higher levels of bonding than previously had been required. Our bonds may be increased. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

Government regulations limit the proceeds from gold sales that could be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us, as Bogoso/Prestea is currently our only source of internally generated operating cash flows.

The Government of Ghana has the right to increase its ownership and control of certain subsidiaries.

The Government of Ghana currently has a 10% carried interest in our subsidiaries that own our Bogoso/Prestea mine, Wassa mine and Prestea Underground property. The Government of Ghana also has: (a) the right to acquire up to an additional 20% equity interest in each of these subsidiaries for a price to be determined by agreement or arbitration; (b) the right to acquire a special share or golden share in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree; and (c) a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. The Government of Ghana may seek to exercise one or more of these rights, which could reduce our equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/Prestea and/or reduce our anticipated income or cash flows from Wassa, reducing amounts available to us for reinvestment and adversely affecting our ability to take certain actions.

We are subject to risks relating to exploration, development and operations in foreign countries.

Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects, we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.

Our assets and operations are affected by various political and economic uncertainties, including:

•	the risks of war, civil unrest, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal mining occurs on our properties, is difficult to control, can disrupt our business and can expose us to liability.

We continue to experience heightened illegal mining activity on the Prestea property involving illegal miners numbering in the thousands. Most of this activity is in the Beta Boundary area south of Prestea and includes areas where we have established reserves. While it is difficult to quantify the exact impact of this activity on our reserves and non-reserve mineral resources, our preliminary survey completed in September 2004 indicated that an estimated 50,000 ounces of gold may have been removed by the illegal mining activity. The impact of this illegal mining, to the extent known at this time, on our currently reported reserve and non-reserve mineral resources was included in our year-end 2004 reserve figures. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights on a timelier basis, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.

In addition to the impact on our reserve and non-reserve resources, the presence of illegal miners could lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible. While illegal miners work on other of our properties from time to time, they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.

Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

We are required to annually test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditor addressing these assessments. Any failure to implement, improve and expand our systems, processes, or controls efficiently could have a material adverse effect on our business and our ability to achieve and maintain an effective internal control environment. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. While we satisfied the requirements of Section 404 for 2004, failure in the future to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price.

Market Risks

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;

•	the relatively small size of the public float will limit the ability of some institutions to invest in our securities; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange and the Toronto Stock Exchange, further reducing market liquidity.

As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. Additionally, a number of our directors and the experts named in this prospectus are residents of Canada. Although we have appointed Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia as our agent for service of process in the Province of British Columbia, it might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us or, any of the directors, executive officers or experts named in this prospectus in United States courts would be limited to the assets of Golden Star Resources Ltd. or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

There may be certain tax risks associated with investments in our company.

Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the near future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we would not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes or is deemed to dispose of our shares at a gain, or who received a so-called “excess distribution” on the shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election). A United States taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to our shares if we are classified as a PFIC for income tax purposes.

The existence of outstanding rights to purchase or acquire common shares could impair our ability to raise capital.

As of May 6, 2005 approximately 14.5 million common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from Cdn$1.02 to Cdn$9.07. In addition, 11.1 million of our common shares are currently issuable upon conversion of the senior unsecured convertible notes issued in April 2005. During the life of the warrants, options, notes and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of our common shares. The holders of the warrants, options, notes and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our mining properties in Ghana, acquisition, exploration and development of additional properties or interests and working capital and other general corporate purposes such as repayment of debt, if applicable.

PLAN OF DISTRIBUTION

We may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering, or we may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by our company or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

Each class or series of securities other than the common shares will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value. As of May 6, 2005, there were 142,389,060 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors resign before each annual meeting of shareholders and are eligible for reelection. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Golden Star, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Golden Star common shares are not redeemable or convertible.

Rights Agreement

Rights to purchase our common shares have been issued to holders of our common shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share for three times the market price of the common shares, subject to adjustment. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire our common shares with a market value equal to twice the exercise price, subject to adjustment. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire us. The rights, which expire at the close of business on the date of our annual meeting of shareholders in 2007 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn$0.00001 per right at any time until a person or group has acquired 20% of our common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement and our bylaws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, The Oceanic Plaza, 1066 West Hastings Street, Suite 1600, Vancouver, BC V6E 3X1, Canada, is the transfer agent and registrar for our common shares.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue an unlimited number of preferred shares, without par value. As of May 6, 2005, there were no preferred shares outstanding. Preferred shares are issuable in such classes or series as are determined by the board of directors, who have the authority to determine the relative rights and preferences of each such class or series. The board of directors has not designated any class or series of preferred shares.

The issuance of preferred shares could adversely affect the voting power of holders of our common shares, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Star, which could depress the market price of our common shares. Unless otherwise indicated in the prospectus supplement, all preferred shares to be issued from time to time under this prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the preferred shares offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of preferred shares offered and the offering price of the preferred shares;

•	the title and stated value of the preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred shares;

•	the date from which dividends on the preferred shares will accumulate, if applicable;

•	the liquidation rights of the preferred shares;

•	the procedures for auction and remarketing, if any, of the preferred shares;

•	the sinking fund provisions, if applicable, for the preferred shares;

•	the redemption provisions, if applicable, for the preferred shares;

•	whether the preferred shares will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred shares will have voting rights and the terms of any voting rights, if any;

•	whether the preferred shares will be listed on any securities exchange;

•	whether the preferred shares will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred shares.

The applicable prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the purchase and ownership of the preferred shares offered by the prospectus supplement.

The transfer agent for each series of preferred shares will be described in the prospectus supplement.

DESCRIPTION OF WARRANTS

At May 6, 2005, there were two series of warrants outstanding to purchase a total of 8,833,334 million common shares as follows:

		Amount		Exercise
Issued with:	Date Issued	Outstanding	Price	Term	Expiration Date

Broker warrants	July 24, 2002	385,000	Cdn$2.28	2 years(1)	July 24, 2005
Equity offering	February 14, 2003	8,448,334	Cdn$4.60	4 years	February 14, 2007
Total	—	8,833,334

(1)	The July 24, 2002 broker warrants are exercisable during a two-year period beginning July 24, 2003.

The warrants issued in conjunction with the February 14, 2003 equity offering are traded on the Toronto Stock Exchange under the symbol GSC.WT.A. There is no public market for our other warrants.

We may issue warrants for the purchase of debt securities, preferred shares, common shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the prices of the warrants may be payable;

•	the securities for which the warrants are exercisable;

•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;

•	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such warrants;

•	if applicable, the identity of the warrant agent; and

•	any other terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

This prospectus describes certain general terms and provisions of our convertible debt securities to be issued in the future. When we offer to sell a particular series of convertible debt securities, we will describe the specific terms of the series in a supplement to this prospectus.

The debt securities will be issued under an indenture between us and a duly qualified financial institution, as trustee. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. We have summarized select portions of the indenture below. The summary may not contain all the terms that are important to you. You should read the form of the indenture that has been filed as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

The indenture does not limit the amount of debt securities that we may issue under the indenture. The debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount, prices and terms of the debt securities. These terms may include:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal, premium and interest payments may be made on the debt securities;

•	the currency or currencies in which the debt securities are issued and payable;

•	the conversion or exchange provisions applicable to the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	any provisions relating to any security provided for the debt securities;

•	any additions or changes to, or deletions from, the events of default, covenants or acceleration provisions applicable to the debt securities;

•	the trustee for the series of debt securities and any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other specific terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Book-Entry Debt Securities” below, debt securities will not be issuable in certificated form.

Book-Entry Debt Securities

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Golden Star, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Debt Securities

Transfer or Exchange of Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. Unless otherwise provided in the applicable prospectus supplement, the following covenant will apply to all debt securities.

Consolidation, Merger and Sale of Assets

We may not, unless the terms of debt securities provide otherwise, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation, or the surviving entity (if other than Golden Star) or the acquiror of our properties and assets is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations under the debt securities and the indenture;

•	immediately prior to and after giving effect to the transaction, no default or event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, the indenture defines an event of default with respect to any series of debt securities, as one or more of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of any debt security of that series when due and payable;

•	an event of default occurs and is continuing, or the failure by us to comply with any of the agreements contained in the debt securities of that series or the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or from the holders of not less than 50% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 50% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such lesser amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities if the request conflicts with law or the indenture, is unduly prejudicial to the rights of another holder of debt securities of that series, or may involve the trustee in personal liability.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security’s right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment shall not be impaired or affected without the consent of the holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

Golden Star and the trustee as to any series of debt securities may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. The holders of at least a majority in principal amount of outstanding debt securities of the series affected may also waive compliance in a particular instance with any provision of the indenture. Nevertheless, in no event may a modification, amendment or waiver, without the consent of the holders of each series of affected debt security then outstanding:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the amount of, or postpone the date fixed for, the payment of a sinking fund or analogous provision;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;

•	reduce the principal amount of original issue discount securities payable upon acceleration of maturity;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

Subject to the limitations discussed above, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Covenant Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

For purposes of this discussion, “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Federal Income Tax Consequences and Other Special Considerations

We will provide you with information on the federal income tax and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows for the period indicated:

Three Months
Ended
March 31,	Fiscal Year Ended December 31
2005	2000		2001		2002		2003		2004

—(1)	—	(1)	—	(1)		16x		93x		7x

(1)	For fiscal years ended December 31, 2000 and 2001 and the three months ended March 31, 2005, earnings were insufficient to cover fixed charges.

We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from operations before income tax, minority interest adjustments and changes in accounting principles and fixed charges, and “fixed charges” consists of the interest portion of rental expense and interest incurred. Please refer to Exhibit 12 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges.

LIMITATION OF LIABILITY AND INDEMNIFICATION

We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the Canada Business Corporations Act, or CBCA, and our by-laws. Our by-laws provide that we will indemnify any such person in such circumstances as the CBCA or law permits or requires.

Our ability to indemnify our directors and officers is governed by section 124 of the CBCA. Under this provision, we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer or in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with us or such other entity. However, we may not indemnify an individual unless the individual:

a. acted honestly and in good faith with a view to the best interests of our or such other entity for which the individual acted as director or officer or in a similar capacity at our request, as the case may be; and

b. in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We may advance funds to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the amount advanced if the individual does not fulfill the conditions of sections (a) and (b) above.

With the approval of a court, we may indemnify an individual, or advance funds, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in our favor to which the individual is made a party because of the individual’s association with us or such other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clauses (a) and (b) above.

In addition to the right to indemnification set forth in the agreements with our directors and our bylaws, the CBCA provides that an individual is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or such other entity, if the individual seeking indemnity:

a. was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b. fulfills the conditions set out in clauses (a) and (b) above.

We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Fasken Martineau DuMoulin LLP of Toronto, Ontario, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.